
                                                            For the Fiscal Year
                                                             ended December 31
                                               ------------------------------------------
                                                  1998            1997            1996
                                               ----------      ----------      ----------
Weighted average shares outstanding             5,253,278       5,254,618       5,300,569
Common stock
Common stock equivalents
   Stock options                                     --              --              --
   Stock awards                                      --              --              --
   ESOP shares                                       --              --              --
                                               ----------      ----------      ----------
Total common stock equivalents                       --              --              --
                                               ----------      ----------      ----------
Total Weighted Average Shares Outstanding       5,253,278       5,254,618       5,300,569
                                               ==========      ==========      ==========
Net Income                                     $7,221,000      $7,229,000      $7,109,000
Net Income Per Share                           $     1.37      $     1.38      $     1.34